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                                                                   Exhibit 10.7



November 24, 1997                                     PERSONAL AND CONFIDENTIAL

Jeffrey J. Langan
23 Stonymeade Way
Acton, Mass.  01720

Dear Jeff:

We are very enthusiastic about having you join our management team as President and Chief Operating Officer as we continue to pursue significant growth opportunities at IDEXX. The purpose of this letter is to confirm key elements of an employment offer. This letter will supersede our letter of October 29, 1997.

1.   TITLE AND RESPONSIBILITIES

You will join IDEXX as President and Chief Operating Officer. This job carries responsibility for most aspects of the management of IDEXX. This would include management of our long range planning and budgeting processes, achievement of key operating goals, enhancement of our staffing, training and development efforts to meet worldclass standards, and reinforcement of our mission, values and principles as we collectively build one of the world's great companies.

2.   COMPENSATION

$300,000 annualized base compensation, plus participation in annual senior management cash performance bonus programs with a expectation of a cash bonus of 50% of base compensation if personal and corporate goals are met. Performance reviews with consideration of merit increases are performed annually on a calendar year basis.

3.   IDEXX RETIREMENT AND INCENTIVE SAVINGS PROGRAM

Eligible for enrollment in our 401K plan after 6 months employment prior to quarterly enrollment dates.


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4.   IDEXX EMPLOYEE STOCK PURCHASE PROGRAM

Eligible for enrollment in the Plan after 6 months employment prior to twice annual enrollment dates in January and July. The purpose of this program is to create opportunities to purchase IDEXX stock on favorable terms.

5.   MEDICAL BENEFITS

Contributory medical programs available to you and your family effective on the first of the month following 30 days of employment.

6.   INSURANCE

Life insurance at twice your annual salary. Long term disability at 70% salary protection after a 90 day absence.

7.   VACATION

Four weeks per year.

8.   INCENTIVE STOCK OPTIONS

Option to purchase 250,000 shares of IDEXX common stock subject to vesting over five years and exercisable over 10 years. These options are granted by the IDEXX Board of Directors at the fair market value at the time of the grant and are subject to the terms of the IDEXX Incentive Stock Option Grant Agreement and the Company's incentive stock option plan. It has been customary in the past to make additional annual grants to senior staff based on performance, and I would anticipate annual option grants for up to 100,000 shares assuming that performance goals are met - although any grant following your first full year at IDEXX will be reduced by 50,000 shares due to the magnitude of this initial grant.

9.   RELOCATION

We expect you to relocate to Maine in mid-1998, and to work at our Westbrook headquarters in the meantime. Reimbursement for relocation expenses will be based on IDEXX relocation expense policies which we will provide to you, but reimbursement would not exceed $50,000.

10.  SIGNING BONUS

We will pay you a signing bonus of $100,000 in two parts: 1) $50,000 on February 1, 1998; and 2) $50,000 upon relocation of your family to Maine.


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11.  SEVERANCE TERMS

Should you be terminated without cause prior to January 1, 2000, IDEXX will continue to pay your salary for one year at your then existing rate, and you will continue to receive normal benefits during this period.

12.  BOARD OF DIRECTORS

Per our discussions, you will be considered for election to the IDEXX Board of Directors upon your acceptance of this offer. I believe that you would make a very strong contribution to the Board.

13.  OTHER TERMS

IDEXX Non-Compete and Invention/Non-Disclosure Agreements describe important terms of employment at IDEXX and must be executed upon commencement of employment. Additionally, we expect employment to begin by December 1, 1997.

Please re-confirm agreement with the terms of this offer by co-signing this letter. On behalf of all of my colleagues, let me again say that we look forward to a long and very rewarding relationship.



Sincerely,

/s/ David E. Shaw

David E. Shaw, Chairman
Chief Executive Officer



ACCEPTED:


/s/ Jeffrey Langan                              11/24/97
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Jeffrey Langan                                   Date